  Exhibit 99.2

Cellular Biomedicine Group Announces Receipt of a Preliminary Non-Binding “Going Private” Proposal

NEW YORK, NY and SHANGHAI, China, November 11, 2019 – Cellular Biomedicine Group Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”), a biopharmaceutical firm engaged in the drug development of immunotherapies for cancer and stem cell therapies for degenerative diseases, today announced that its board of directors (the “Board”) has received a preliminary non-binding proposal letter (the “Letter”, dated November 11, 2019, from a consortium (the “Consortium”) led by Mr. Bizuo (Tony) Liu, the Chief Executive Officer of the Company, certain other senior management members of the Company, Hillhouse Bio Holdings, L.P. and TF Capital Ranok Ltd. and also including Dangdai International Group Co., Limited and Mission Right Limited (the “Consortium Members”), to acquire all outstanding shares of common stock (“Shares”) of the Company (other than those Shares held by the Consortium Members that may be rolled over in connection with the acquisition) for US$19.50 per Share in cash in a going private transaction.

The Board formed a special committee comprised of independent, disinterested directors to evaluate strategic alternatives. The special committee, with the assistance of its advisors will consider the Letter and any response thereto in connection with its ongoing review of strategic alternatives.

The Board cautions the Company’s shareholders and others considering trading the Company’s securities that the Board has just received the proposal letter and has not had an opportunity to carefully review and evaluate the proposal or make any decision with respect to the Company’s response to the proposal. There can be no assurance that any definitive offer will be made, that any definitive agreement will be executed relating to the proposed transaction or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

Forward-Looking Statements

Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include any risks detailed from time to time in CBMG’s reports filed with the Securities and Exchange Commission, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Forward-looking statements may be identified by terms such as “may,” “will,” “expects,” “plans,” “intends,” “estimates,” “potential,” or “continue,” or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

For more information, please contact:
Company Contact:
Derrick C. Li
Head of Strategy and Investor Relations, CBMG
Phone: 917-717-0994
Email: derrick.li@cellbiomedgroup.com

Investor Contact:
Valter Pinto / Allison Soss
KCSA Strategic Communications
Phone: 212-896-1254 / 212-896-1267
Email: cellbiomed@kcsa.com